Prospectus Supplement Dated
April 1, 1997
                                       to
                    Reoffer Prospectus Dated November 20, 1996

              Reoffers or Resales of Securities Acquired under the
                        Telco Communications Group, Inc.
                   Amended and Restated 1994 Stock Option Plan



     The information set forth in this Prospectus Supplement (this "Prospectus Supplement") supplements certain of the information set forth in the Reoffer Prospectus dated November 20, 1996 (the "Reoffer Prospectus"). This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Reoffer Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Reoffer Prospectus.

                       TELCO COMMUNICATIONS GROUP, INC.
                             -----------------

                              7,500,000 SHARES
                                COMMON STOCK
                               (NO PAR VALUE)
                 AMENDED AND RESTATED 1994 STOCK OPTION PLAN
                             ------------------

     The Reoffer Prospectus relates to the offering by Telco Communications Group, Inc. (the "Company") of up to 7,500,000 shares of the Company's common stock, no par value (the "Common Stock" or the "Shares"), purchasable pursuant to the Company's Amended and Restated 1994 Stock Option Plan (the "Plan"), and is to be used in connection with reoffers and resales of securities acquired under the Plan.

     The Company will provide without charge to each person to whom the Reoffer Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in the Reoffer Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Any such request should be directed to the Company at 4219 Lafayette Center Drive, Chantilly, Virginia 20151.

                        SELLING SHAREHOLDERS

     One of the Selling Shareholders, Ms. Natalie J. Marine Street, has pledged 169,575 shares of Common Stock to Bear, Stearns Securities Corporation ("Bear Stearns") as collateral for margin accounts. Such shares of Common Stock may be offered and sold by Bear Stearns as described in the section entitled "Method of Sale" in the Reoffer Prospectus.